Exhibit 99.2

VIASPACE SUBSIDIARY EXPECTED TO BENEFIT FROM
IMPORTANT VOTE TO ALLOW METHANOL FUEL CELLS ON AIRPLANES

PASADENA, CA.—November 10, 2005—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, reported today that its subsidiary, Direct Methanol Fuel Cell Corporation, is expected to benefit from the International Civil Aviation Organization’s Dangerous Goods Panel (ICAO DGP) vote to allow passengers to carry and use micro fuel cells and methanol fuel cartridges on-board airplanes to power their laptop computers and other consumer electronic devices. The ICAO DGP action would allow passengers to carry micro fuel cells in the cabin of airplanes only and not stowed in checked baggage, along with up to two spare fuel cartridges per person.

“This is a major step towards commercial acceptance of direct methanol fuel cells,” commented Dr. Carl Kukkonen, CEO of both VIASPACE and Direct Methanol Fuel Cell Corporation. “Business travelers are expected to be the first adopters of fuel cell powered laptop computers, because they can be operated for the full flight time by simply replacing the disposable methanol cartridges. You can see the current problem at any airport, where every available electrical plug is being used to provide a last-minute charge to the batteries before boarding the aircraft.”

The ICAO DGP action is to be submitted for comment to all ICAO members and will be considered for final adoption by the 36-member ICAO Council as early as April 2006. If formally adopted, the regulation will go into effect on January 1, 2007, with publication of ICAO’S Technical Instructions for the Safe Transport of Dangerous Goods by Air. ICAO, a United Nations organization, establishes International Standards, Recommended Practices and Procedures for aviation.

An important factor in ICAO DGP’s approval was the adoption of a design and performance specification this October by the International Electrotechnical Commission (IEC). The specification was developed by an international panel of industry and safety experts, which included Direct Methanol Fuel Cell Corporation, an IEC committee member, to ensure the safe design of micro fuel cells and fuel cartridges. The specification requires that fuel cell devices and fuel cartridges pass rigorous testing, and include external markings notifying consumers of IEC certification. In 2006, the IEC is expected to formally adopt a full international design and performance standard for micro fuel cells and fuel cartridges.

Dr. Kukkonen also commented, “Direct Methanol Fuel Cell Corporation has been working with Underwriters Laboratories, the Canadian Standards Association, and the IEC over the past three years to help develop the safety standards needed to get approval for methanol fuel cells and cartridges in commercial applications. Accordingly, Direct Methanol Fuel Cell Corporation’s methanol cartridges are designed to meet these safety standards.”

The request for fuel cell approval on airplanes by ICAO DGP was made by the US Fuel Cell Council of which Direct Methanol Fuel Cell Corporation is a member.

Direct Methanol Fuel Cell Corporation focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells. These fuel cell powered devices are expected to be introduced into the marketplace by major electronic product manufacturers by 2007.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” should,” “could,” “would,” “will,” “expect,” “plan,” “intend,” “predict,” “anticipate,” believe,” “estimate,” “potential,” “continue,” or the negative of such terms or other comparable terminology. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, there will not be a market for fuel cartridges if the OEMs fail to bring fuel cell powered devices into the marketplace. It is also possible that ICAO may not approve the use of fuel cell powered products on airplanes. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

VIASPACE Inc.